Exhibit (a)(1)

                                STATE OF DELAWARE

                              CERTIFICATE OF TRUST

                                       OF

                  EVERGREEN INTERNATIONAL BALANCED INCOME FUND

      This Certificate of Trust is being executed as of the 16th day of August 2005 for the purpose of filing this Certificate of Trust in the State of Delaware.

      The undersigned hereby certifies as follows:

      1. Name. The name of the statutory trust is the Evergreen International Balanced Income Fund (the "Trust").

      2. Registered Investment Company. The Trust is or will become a registered investment company under the Investment Company Act of 1940, as amended.

      3. Registered Office and Registered Agent. The registered office of the Trust and of the registered agent of the Trust in the State of Delaware is located at 1209 Orange Street, Wilmington, Delaware 19801. The name of the registered agent of the Trust for service of process at such location is The Corporation Trust Company.

      4. Notice of Limitation of Liabilities of Series. Notice is hereby given that the Trust is or may hereafter be constituted a series trust. The debts, liabilities, obligations, and expenses incurred, contracted for or otherwise existing with respect to any particular series of the Trust shall be enforceable against the assets of such series only, and not against the assets of the Trust generally.

      5. Reservation of Rights. The trustees of the Trust, as set forth in its governing instrument, reserve the right to amend, alter, change, or repeal any provisions contained in the Certificate of Trust, in the manner now or hereafter prescribed by statute.

      6. Effective Date. This Amended and Restated Certificate of Trust shall become effective immediately upon filing with the Office of the Secretary of State of the State of Delaware.

      IN WITNESS WHEREOF, the undersigned, being trustee of the Trust, has duly executed this Certificate of Trust as of the day and year first above written.


                                                    /s/ Michael H. Koonce
                                                    ----------------------------
                                                    Michael H. Koonce
                                                    Trustee and not individually


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